Exhibit 3.2

The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1)

Exact name of corporation:  Implant Sciences Corporation

(2)

Registered office address:  500 Research Drive, Unit 3, Wilmington, MA 01887

(number, street, city or town, state, zip code)

(3)

These articles of amendment affect article(s):  IV

(specify the number(s) of article(s) being amended (I-VI))

(4)

Date adopted:  July 18, 2016

(month, day, year)

(5)

Approved by:

(check appropriate box)

[  ]

the incorporators.

[x]

the board of directors without shareholder approval and shareholder approval was not required.

[  ]

the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)

State the article number and the text of the amendment.  Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares:

Please see Continuation Sheet 1.

(7)

The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date of not more than 90 days from the date and time of filing is specified:  Upon filing

Continuation Sheet 1

IMPLANT SCIENCES CORPORATION

RESOLVED:

That, pursuant to the authority expressly granted to and vested in the Board of Directors of Implant Sciences Corporation, a Massachusetts corporation (the “Corporation”), by the provisions of Article IV of the Restated Articles of Organization, as amended, of the Corporation, and Section 6.02(a) of the Massachusetts Business Corporation Act, the Board of Directors hereby amends the powers, designations, preferences, qualifications, limitations and restrictions of the shares of the Corporation’s (A) Series H Convertible Preferred Stock (the “Series H Preferred Stock”) in accordance with Exhibit A hereto, (B) Series I Convertible Preferred Stock (the “Series I Preferred Stock”) in accordance with Exhibit B hereto and (C) Series J Convertible Preferred Stock (the “Series J Preferred Stock”) in accordance with Exhibit C hereto.  In accordance with Section 6.02(a) of the Massachusetts Business Corporation Act, since no shares of the Series H Preferred Stock, Series I Preferred Stock or Series J Preferred Stock have been issued by the Corporation, such amendments do not require the consent of the Corporation’s shareholders.

Exhibit A

IMPLANT SCIENCES CORPORATION

AMENDMENT TO TERMS OF
SERIES H CONVERTIBLE PREFERRED STOCK

The terms of the Series H Convertible Preferred Stock (the “Series H Preferred Stock”) of Implant Sciences Corporation, a Massachusetts corporation (the “Corporation”), as originally set forth in Exhibit A of the Articles of Amendment of the Corporation adopted by the Corporation on September 4, 2012 are hereby amended as follows:

1.

Section 5.1 is hereby amended to replace the second sentence thereof with the following:  The “Series H Conversion Price” shall initially be equal to $190.00.

2.

The following new Section 5.6 is hereby added:

“5.6

Ownership Cap and Certain Conversion Restrictions.  Notwithstanding anything to the contrary set forth herein, at no time may any holder of Series H Preferred Stock convert all or a portion of such holder’s Series H Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by such Holder at such time, would result in such Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock outstanding at such time.”

Exhibit B

IMPLANT SCIENCES CORPORATION

AMENDMENT TO TERMS OF
SERIES I CONVERTIBLE PREFERRED STOCK

The terms of the Series I Convertible Preferred Stock (the “Series I Preferred Stock”) of Implant Sciences Corporation, a Massachusetts corporation (the “Corporation”), as originally set forth in Exhibit A of the Articles of Amendment of the Corporation adopted by the Corporation on February 27, 2013 are hereby amended to add the following new Section 5.6:

 “5.6

Ownership Cap and Certain Conversion Restrictions.  Notwithstanding anything to the contrary set forth herein, at no time may any holder of Series I Preferred Stock convert all or a portion of such holder’s Series I Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by such Holder at such time, would result in such Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock outstanding at such time.”

Exhibit C

IMPLANT SCIENCES CORPORATION

AMENDMENT TO TERMS OF
SERIES J CONVERTIBLE PREFERRED STOCK

The terms of the Series J Convertible Preferred Stock (the “Series J Preferred Stock”) of Implant Sciences Corporation, a Massachusetts corporation (the “Corporation”), as originally set forth in Exhibit B of the Articles of Amendment of the Corporation adopted by the Corporation on February 27, 2013 are hereby amended to add the following new Section 5.6:

“5.6

Ownership Cap and Certain Conversion Restrictions.  Notwithstanding anything to the contrary set forth herein, at no time may any holder of Series J Preferred Stock convert all or a portion of such holder’s Series J Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by such Holder at such time, would result in such Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock outstanding at such time.”

Signed by: /s/ William J. McGann

(signature of authorized individual)

[  ]

Chairman of the board of directors,

[  ]

President,

[X]

Other officer,

[  ]

Court-appointed fiduciary,

on this 18th day of July, 2016.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $______ having been paid, said articles are deemed to have been filed with me this _______ day of _____________ , 20_____ , at _______a.m./p.m.

Effective date:

(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

Filing fee:  Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION

Contact Information:

Implant Sciences Corporation

500 Research Drive, Unit 3, Wilmington, MA 01887

Attention:  President

Telephone:  (978) 752-1700

Email:

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor.  If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.